MUFG Americas Holdings Corporation                     Exhibit 99.1
A member of MUFG, a global financial group

FOR IMMEDIATE RELEASE (10/26/2015)

Contact:	Alan Gulick	Doug Lambert
	Corporate Communications	Investor Relations
	(425) 423-7317	(212) 782-5911

MUFG AMERICAS HOLDINGS CORPORATION REPORTS THIRD QUARTER NET INCOME OF $186 MILLION

NEW YORK - MUFG Americas Holdings Corporation (the Company), parent company of San Francisco-based MUFG Union Bank, N.A. (the Bank), today reported net income for the quarter of $186 million, compared with $181 million for the prior quarter and $247 million for the year-ago quarter.

Highlights:

◦	Net income for the third quarter was $186 million, up $5 million from the second quarter of 2015.

◦	Credit quality remained strong in the third quarter of 2015; a modest increase in criticized loans was driven by the oil and gas sector.

◦	Growth in loans held for investment and deposits:

▪	September 30, 2015 total loans held for investment were $76.6 billion, up $0.2 billion from June 30, 2015.

▪	Total deposits at September 30, 2015 were $82.7 billion, up $1.0 billion or 1% from June 30, 2015.

◦	Continued strong capital position:

▪
Capital ratios continued to exceed the regulatory thresholds for "well-capitalized" bank holding companies. Common Equity Tier 1 and Total risk-based capital ratios were 13.84% and 15.60%, respectively, at September 30, 2015.

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The following table presents financial highlights for the periods ended September 30, 2015, June 30, 2015 and September 30, 2014:

				Percent Change to
	As of and for the Three Months Ended			September 30, 2015 from
(Dollars in millions)	September 30, 2015	June 30, 2015	September 30, 2014 (1)	June 30, 2015	September 30, 2014
Results of operations:
Net interest income	$705	$719	$707	(2)%	—%
Noninterest income	397	385	388	3	2
Total revenue	1,102	1,104	1,095	—	1
Noninterest expense	855	843	764	1	12
Pre-tax, pre-provision income (2)	247	261	331	(5)	(25)
Provision for credit losses	18	15	1	20	nm
Income before income taxes and including
noncontrolling interests	229	246	330	(7)	(31)
Income tax expense	64	71	88	(10)	(27)
Net income including noncontrolling interests	165	175	242	(6)	(32)
Deduct: Net loss from noncontrolling interests	21	6	5	250	320
Net income attributable to
MUFG Americas Holdings Corporation (MUAH)	$186	$181	$247	3	(25)

Balance sheet (end of period):
Total assets	$115,157	$114,266	$110,867	1	4
Total securities	24,696	24,287	22,522	2	10
Total loans held for investment	76,641	76,399	74,635	—	3
Core deposits (2)	74,785	73,080	73,608	2	2
Total deposits	82,693	81,702	82,356	1	—
Long-term debt	11,357	8,852	6,984	28	63
MUAH stockholder's equity	15,621	15,278	14,990	2	4

Balance sheet (period average):
Total assets	$113,451	$112,907	$109,739	—	3
Total securities	24,141	22,915	22,592	5	7
Total loans held for investment	76,177	76,751	73,353	(1)	4
Earning assets	102,899	102,289	98,933	1	4
Total deposits	82,488	82,147	82,239	—	—
MUAH stockholder's equity	15,435	15,238	14,969	1	3
Net interest margin (2)	2.76%	2.84%	2.87%

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(1) Amounts have been revised to reflect the January 1, 2015 adoption of Accounting Standards Update 2014-01 related to investments in qualified affordable housing projects.

(2) For additional information, please see the footnote explanations in our financial supplement at www.unionbank.com.

nm = not meaningful

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Summary of Third Quarter Results

Third Quarter Total Revenue

For the third quarter of 2015, total revenue (net interest income plus noninterest income) was $1.1 billion, relatively flat from the second quarter of 2015.
Net interest income for the third quarter of 2015 was $705 million, down 2% compared with the second quarter of 2015. The decrease in net interest income was largely due to an 8 basis point decrease in the net interest margin to 2.76%, which was substantially due to lower yields on purchased credit-impaired loans and investment securities. Average total deposits were $82.5 billion, up $0.3 billion compared with the second quarter 2015.
For the third quarter of 2015, noninterest income was $397 million, up $12 million, or 3%, compared with the second quarter of 2015, largely due to a gain on sale of residential loans and a decrease in FDIC indemnification asset amortization expense, offset by decreases in trading account activities and fees from affiliates.
Compared with the third quarter of 2014, total revenue increased $7 million, largely due to fees from affiliates, the gain on sale of residential loans and a decrease in FDIC indemnification asset amortization expense, partially offset by decreases in trading account activities and merchant banking fees.

Third Quarter Noninterest Expense

Noninterest expense for the third quarter of 2015 was $855 million, up $12 million compared with the second quarter of 2015 and up $91 million from the third quarter of 2014. The increase from the second quarter of 2015 was due in part to increased professional and outside services expense related to various projects.

The increase in noninterest expense from the third quarter of 2014 was largely due to higher salaries and employee benefits expense associated with employees providing support services to The Bank of Tokyo-Mitsubishi UFJ, Ltd. (BTMU) as described below, as well as increased professional and outside services expense related to various projects.

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Effective July 1, 2014, BTMU integrated its U.S. branch banking operations, including its employees, under the Bank's operations. The Bank and BTMU participate in a master services agreement whereby the Bank provides BTMU with support services in exchange for fee income. For the quarters ended September 30, 2015, June 30, 2015 and September 30, 2014, the Company recorded the following fee income and costs related to support services:

	For the Three Months Ended
(Dollars in millions)	September 30, 2015	June 30, 2015	September 30, 2014

Fees from affiliates - support services	$138	$134	$94

Staff costs associated with fees from
affiliates - support services	$128	$123	$88

The Company also recognized fees from affiliates through revenue sharing agreements with BTMU for various business and banking services.
The effective tax rate for the third quarter of 2015 was 27.9%, compared with an effective tax rate of 28.9% for the second quarter of 2015.

Balance Sheet

At September 30, 2015, total assets were $115.2 billion, consistent with the prior quarter with slight increases in loans held for investment and securities.

Total deposits were $82.7 billion at September 30, 2015, up $1.0 billion compared with the prior quarter-end. Core deposits at September 30, 2015 were $74.8 billion compared with $73.1 billion at June 30, 2015. The increase was primarily due to growth within our transaction banking segment.

In the third quarter 2015, the Bank issued $2.5 billion in senior unsecured long-term debt to BTMU, consistent with the Company's objective to further strengthen its funding and liquidity profile.

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Credit Quality

The following table presents credit quality data for the quarters ended September 30, 2015, June 30, 2015 and September 30, 2014:

	As of and for the Three Months Ended
(Dollars in millions)	September 30, 2015	June 30, 2015	September 30, 2014

Total provision for credit losses	$18	$15	$1
Net loans charged-off	11	20	12
Nonaccrual loans	419	362	403
Criticized loans held for investment (1)	1,642	1,395	1,245

Credit Ratios:
Allowance for loan losses to:
Total loans held for investment	0.71%	0.70%	0.71%
Nonaccrual loans	130.46	147.98	131.28
Allowance for credit losses to (1):
Total loans held for investment	0.90	0.89	0.92
Nonaccrual loans	164.09	188.39	171.42
Nonaccrual loans to total loans held for investment	0.55	0.47	0.54

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(1) For additional information, please see the footnote explanations in our financial supplement at www.unionbank.com.

Nonaccrual loans were $419 million, $362 million and $403 million, respectively, at September 30, 2015, June 30, 2015 and September 30, 2014, or 0.55%, 0.47% and 0.54% of total loans held for investment for those periods. Criticized loans held for investment were $1.6 billion, an increase of $247 million from the prior quarter. The modest increase in criticized loans was driven by the oil and gas sector.

The allowance for credit losses as a percentage of total loans was 0.90% at September 30, 2015, essentially flat from June 30, 2015 and down from 0.92% at September 30, 2014. The allowance for credit losses as a percentage of nonaccrual loans was 164% at September 30, 2015, compared with 188% at June 30, 2015 and 171% at September 30, 2014. In the third quarter of 2015, the provision for credit losses was $18 million, compared with a provision of $15 million for the second quarter of 2015 and a provision of $1 million for the third quarter of 2014. Net loans charged-off were $11 million for the third quarter of 2015, compared with net loans charged-off of $20 million for the second quarter of 2015 and $12 million for the third quarter of 2014.

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Capital

The following table presents capital ratio data for the quarters ended September 30, 2015 and June 30, 2015:

	September 30, 2015	June 30, 2015

Capital ratios (1):

Regulatory:	U.S. Basel III
Common Equity Tier 1 risk-based capital ratio	13.84%	13.56%
Tier 1 risk-based capital ratio	13.84	13.56
Total risk-based capital ratio	15.60	15.30
Tier 1 leverage ratio	11.58	11.46

Other:
Tangible common equity ratio	10.95%	10.72%
Common Equity Tier 1 risk-based capital ratio (U.S. Basel III standardized approach; fully phased in)	13.79	13.49

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(1) For additional information, please see the footnote explanations in our financial supplement at www.unionbank.com.

The Company’s stockholder’s equity was $15.6 billion at September 30, 2015, compared with $15.3 billion at June 30, 2015.

The Company's preliminary Common Equity Tier 1, Tier 1 and Total risk-based capital ratios, calculated in accordance with U.S. Basel III regulatory capital rules, were 13.84%, 13.84% and 15.60%, respectively, at September 30, 2015. The tangible common equity ratio was 10.95% at September 30, 2015.

The Company’s estimated Common Equity Tier 1 risk-based capital ratio under U.S. Basel III regulatory capital rules (standardized approach, fully phased in) was 13.79% at September 30, 2015.

FOR ADDITIONAL INFORMATION, PLEASE REFER TO OUR FINANCIAL SUPPLEMENT ON OUR WEBSITE AT WWW.UNIONBANK.COM.

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Non-GAAP Financial Measures

This press release includes additional capital ratios (tangible common equity and Common Equity Tier 1 capital (calculated under the Basel III standardized approach on a fully phased-in basis)) to facilitate the understanding of the Company’s capital structure and for use in assessing and comparing the quality and composition of the Company's capital structure to other financial institutions. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies. Please refer to our separate reconciliation of non-GAAP financial measures in our financial supplement.

About MUFG Americas Holdings Corporation

Headquartered in New York, MUFG Americas Holdings Corporation is a financial holding company and bank holding company with total assets of $115.2 billion at September 30, 2015. Its principal subsidiary, MUFG Union Bank, N.A., provides an array of financial services to individuals, small businesses, middle-market companies, and major corporations. As of September 30, 2015, MUFG Union Bank, N.A. operated 390 branches, comprised primarily of retail banking branches in the West Coast states, along with commercial branches in Texas, Illinois, New York and Georgia, as well as two international offices. MUFG Americas Holdings Corporation is a wholly-owned subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd. which is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc., one of the world’s leading financial groups. Visit www.unionbank.com for more information.
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